Exhibit 3.2

PRINCETON CAPITAL CORPORATION

FIRST AMENDMENT TO BYLAWS

The Bylaws of Princeton Capital Corporation (the “Bylaws”) are hereby amended as follows:

The following Section 17 is hereby added to the Bylaws as the final Section of Article III:

Section 17. TEMPORARY PROVISIONS. Notwithstanding any other provision of the Bylaws of Princeton Capital Corporation, a Maryland corporation (the “Corporation”) dated March 13, 2015, including, but not limited to, Article III, Section 6 (Quorum), Article III, Section 7 (Voting), Article III, Section 12 (Vacancies), Article III, Section 16 (Emergency Provisions), Article IV, Section 3 (Meetings), and Article IV, Section 6 (Vacancies), the following provisions shall apply from and after the Meeting Date (as such term is defined in the Settlement Agreement (the “Settlement Agreement”), dated January 19, 2016, by and among the Corporation, Capital Link Fund I, LLC, CT Horizon Legacy Fund, LP, Capital Point Partners, LP, Sema4, Inc., Munish Sood, Thomas Jones, Jr., Trennis L. Jones, Gregory J. Cannella, and Princeton Advisory Group, Inc.) and until the Transition Date (as defined in the Settlement Agreement):

(i)	A quorum of the Board shall require both a majority of the directors and the presence of at least one of the Capital Point Directors (as defined in the Settlement Agreement);

(ii)	No committee or subcommittee of the Board may be constituted without the inclusion of at least one of the Capital Point Directors;

(iii)	No committee or subcommittee of the Board of Directors may take any action (whether by written consent or at a meeting), unless at least one of the Capital Point Directors approves or otherwise votes in favor of such action; and

(iv)	Only the Nominating and Corporate Governance Committee (or, as permitted by applicable law and in accordance with the Bylaws, the stockholders) may nominate any persons for election as directors of the Corporation at the Annual Meeting (as defined in the Settlement Agreement).

Upon the Transition Date, this Section 17 of Article III of the Bylaws shall be of no further force or effect.

Adopted by the Board of Directors at its meeting on January 18, 2016.